EX-35.2

CHASE

SUBSERVICER COMPLIANCE STATEMENT

RE:

JP Morgan Mortgage Acquisition Trust (JPMMAC) 2006-NC2: The Pooling and Servicing Agreement by and among U.S. Bank National Asssociation as Trustee, J.P. Morgan Trust Company, N.A. as Custodian, J.P. Morgan Acceptance Corporation I as Depositor, JPMorgan Chase Bank, National Association as Securities Administrator, J.P. Morgan Mortgage Acquisition Corp. as Seller, Pentalpha Surveillance, LLC as Trust Oversight Manager, and JPMorgan Chase  Bank NA as Servicer (the "Agreement")

The undersigned, a duly authorized officer of Chase Home Finance LLC ("CHF"), do hereby certify that:

(1)

CHF is a Subservicer under the Agreement

(2)

A review of the activities of CHF during the calendar year ending December 31, 2006 and of the performance of CHF under the Agreement has been  made under our supervision; and

(3)

To the best of my knowledge, based on such review, CHF has  fulfilled all its obligations under the Agreement in all material respects throughout such year.

Capitalized terms used but not defined herein shall have the meanings assigned in the Agreement.

Date:  02/28/2007

Chase Home Finance LLC

as Subservicer

By:     /s/ Kim Greaves

Name:  Kim Greaves

Title: Senior Vice President

Servicing Manager

By:    /s/ Jim Miller

Name:  Jim Miller

Title: Senior Vice President

Default Servicing Manager